Exhibit 99

Colgate Announces Record 2nd Quarter Earnings

Diluted Earnings Per Share of $1.17, Exceeding Expectations

NEW YORK--(BUSINESS WIRE)--July 29, 2010--Colgate-Palmolive Company (NYSE:CL) today announced record operating profit, net income and diluted earnings per share for the second quarter 2010.

Worldwide sales were $3,814 million, up 2.0% versus the year ago quarter and volume increased 3.0%. Global pricing increased 0.5% while foreign exchange was negative 1.5%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 3.5%. Net income increased 7% in second quarter 2010 to $603 million and diluted earnings per share increased 9% to $1.17. Net income and diluted earnings per share in second quarter 2009 were $562 million and $1.07, respectively.

Gross profit margin was 58.8%, even with the year ago quarter’s record level, primarily reflecting benefits from cost-savings initiatives offset by the impact of negative foreign exchange, higher trade investments and a 90 basis point reduction due to Venezuela.

Selling, general and administrative expenses decreased by 70 basis points to 33.9% of net sales in second quarter 2010 from 34.6% in second quarter 2009. Worldwide advertising spending increased to $395 million, up 1% versus the year ago quarter.

Operating profit increased 7% to $948 million in second quarter 2010 compared to $887 million in second quarter 2009, increasing to 24.9% from 23.7% as a percent to sales.

Net cash provided by operations year to date increased by 8% to $1,302 million. Working capital as a percentage of sales improved by 140 basis points versus the comparable 2009 period. These results reflect the strength of the Company’s overall balance sheet and key ratios as well as its tight focus on working capital.

Ian Cook, Chairman, President and Chief Executive Officer commented, “Overall, we are very pleased to have delivered solid results this quarter, despite heightened competitive activity and difficult economic conditions around the world.

“We are delighted that Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.4% year to date, led by share gains in Brazil, China, India, Russia, Venezuela, France and the United Kingdom. Colgate also strengthened its global leadership in manual toothbrushes, with its global market share in that category reaching 31.6% year to date, up 1.4 share points versus year ago.

“It’s great that even after higher levels of commercial investment worldwide, operating profit and net income both increased during the quarter, both absolutely and as a percent to sales.

“Our business fundamentals are strong and we have a very full pipeline of new products planned for launch in the second half of the year with continued strong levels of commercial spending to support them.

“As we look to the balance of the year, foreign exchange volatility worldwide and the economic environment in Venezuela remain challenging. We currently estimate the full year impact of the currency devaluation in Venezuela to be a net reduction in 2010 earnings of $.10 to $.15 per diluted share compared with our previous estimate of $.06 to $.10 per diluted share. Gross profit margin is expected to be up nicely for the year, and based on current exchange rates, we remain optimistic that 2010 will be another year of double-digit earnings per share growth, excluding the previously announced first quarter 2010 one-time charge related to the transition to hyperinflationary accounting in Venezuela.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (20% of Company Sales)

North America sales grew 4.5% in the second quarter. Volume increased 5.0% with 1.5% lower pricing and 1.0% positive foreign exchange. Organic sales grew 3.5% during the quarter. North America operating profit increased 14% during the quarter due to higher sales, higher gross profit margins and cost-savings initiatives.

In the U.S., new product launches across price points are contributing to growth in oral care including Colgate Triple Action, Colgate ProClinical and Colgate Max White with Mini Bright Strips toothpastes. Colgate’s share of the manual toothbrush market reached a record 33.8% year to date, up 2.4 share points versus year ago, including Colgate Wisp mini-brush whose market share is at 5.2% year to date. Colgate 360° ActiFlex and Colgate Max White manual toothbrushes also contributed to the share gains.

Successful new products contributing to growth in the U.S. in other categories include Softsoap Nutri Serums and Softsoap Vanilla Body Butter Mega Moisture body washes, Speed Stick and Lady Speed Stick Stainguard deodorants and Ajax Lime with Bleach Alternative dish liquid.

Exciting new products planned for launch in the balance of the year include Colgate Sensitive Multi Protection toothpaste, Softsoap Nutri Serums Mineral Extracts and Softsoap Black Orchid and Velvet Hibiscus body washes, and Softsoap Sea Minerals liquid hand soap.

Latin America (28% of Company Sales)

Latin America sales grew 0.5% and volume increased 1.0%. Volume gains achieved in nearly every country led by Mexico, Colombia, Argentina, Dominican Republic and Central America more than offset a volume decline in Venezuela. Volume excluding Venezuela increased 5%. Higher pricing added 7.0% and foreign exchange was negative 7.5%. Organic sales for Latin America grew 8.0% during the quarter. Latin America operating profit decreased 10% during the quarter, primarily due to the impact of remeasuring our Venezuelan financial statements at a lower exchange rate due to the currency devaluation noted above.

Colgate’s strong leadership in oral care throughout Latin America continues, driven by market share gains in nearly every country. In Brazil, for example, Colgate’s toothpaste market share reached 70.6% year to date, up 60 basis points versus year ago. Strong sales of Colgate Sensitive Pro-Alivio and Colgate Total Professional Whitening drove share gains throughout the region. Colgate’s leadership of the manual toothbrush market in the region also continues, driven by strong sales of Colgate 360° ActiFlex, Colgate Premier Clean, Colgate Classic and Colgate 360° Pro-Alivio manual toothbrushes.

In other product categories, Colgate Plax Sensitive and Colgate Plax Whitening Tartar Control mouthwashes, Palmolive Perfect Tone and Protex Propolis bar soaps, Protex Aloe liquid hand soap, Axion CitricVinegar dish liquid, Lady Speed Stick and Speed Stick Waterproof deodorants, Fabuloso Continuous Effect liquid cleaner, and Suavitel GoodBye Ironing and Suavitel Magic Moments fabric conditioners contributed to market share gains in the region.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific sales decreased 2.5% during the quarter. Volume increased 1.5%, pricing decreased 2.5% and foreign exchange was negative 1.5%. Volume gains in the GABA business, the United Kingdom, Italy and Adria more than offset volume declines in Belgium, Spain and Greece. Organic sales for Europe/South Pacific declined 1.0%. Operating profit for the region increased 4% during the quarter reflecting the benefits from cost-savings initiatives, partially offset by the negative impact of foreign exchange and higher advertising.

Colgate maintained its oral care leadership in the Europe/South Pacific region with toothpaste share gains in France, Italy, Portugal, Greece, the United Kingdom, Spain, Denmark, Czech Republic, Norway, Sweden, Poland, Austria and Belgium. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Total Advanced Clean, Colgate Total Advanced Sensitive and Colgate Max Fresh with Mouthwash Beads toothpastes. In the manual toothbrush category, Colgate 360° ActiFlex and Colgate Total Professional toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to growth in other product categories include Colgate Plax Alcohol Free and Colgate Plax Ice mouth rinses, Palmolive Nutra-Fruit shower creme, Palmolive Sublime liquid hand wash and the Natura Verde line of home care products made with ingredients of natural origin and biodegradable formulas.

Greater Asia/Africa (19% of Company Sales)

Greater Asia/Africa sales and volume increased 14.0% and 11.5%, respectively. Volume gains were led by India, the Greater China region, Thailand, Russia and South Africa. Pricing decreased 1.5% and foreign exchange was positive 4.0%. Organic sales for Greater Asia/Africa increased 10.0%. Operating profit for the region increased 31% during the quarter as higher sales, cost-savings initiatives and lower raw and packaging material costs more than offset increased advertising.

Colgate maintained its toothpaste leadership in Greater Asia with market share gains in key countries throughout the region including India, China, Russia, Malaysia, Singapore, Ukraine and Taiwan. In India, for example, Colgate’s toothpaste market share reached 51.1% year to date, up 170 basis points versus year ago. Successful new products driving the share gains throughout the region include Colgate Sensitive Pro-Relief, Colgate Total Professional Sensitive and Colgate 360° Whole Mouth Clean toothpastes.

Successful products contributing to growth in other categories in the region include Colgate 360° ActiFlex, Colgate Max White, Colgate Massager and Colgate Zig Zag manual toothbrushes, Colgate Plax Sensitive mouthwash, and Palmolive Spa Banya and Palmolive Nutra-Fruit shower gels.

Hill’s (13% of Company Sales)

Hill’s sales declined 7.5% during the quarter. Volume decreased 4.0%, pricing decreased 4.0% and foreign exchange was positive 0.5%. Volume declined in the U.S., France, the United Kingdom, Japan and Russia, while volume gains were achieved in Canada, Mexico and South Africa. Hill’s organic sales declined 8.0% during the quarter. Hill’s sales and volume in the quarter were adversely impacted by the roll out of Hill’s comprehensive re-sizing and re-pricing initiative which took longer than anticipated to flow into the marketplace. With this initiative now fully in place in all key markets, Hill’s consumption, as measured on a unit sales basis, has been increasing and was up nicely in the United States for the month of June. Operating profit decreased 4% during the quarter as lower sales and pricing more than offset benefits from cost-savings initiatives and lower raw and packaging material costs.

Recent new product introductions succeeding in the U.S. include Science Diet Healthy Mobility Canine, Science Diet Small and Toy Breed Canine, and a significantly expanded line of Science Diet Simple Essentials Treats Canine launched late last year.

New pet food products contributing to international sales include Science Plan Snacks Canine and Science Plan Vet Essentials Canine and Feline, a range of veterinary exclusive products addressing the top five essential health needs of pets.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, the impact of the currency devaluation or exchange controls in Venezuela, cost-reduction plans, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release and/or the related webcast:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Operating profit, operating profit margin, net income and earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Table 3 – Non-GAAP Reconciliation” for the six months ended June 30, 2010 and 2009 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth (excludes the impact of foreign exchange, acquisitions and divestments). Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Second Quarter 2010 vs. 2009” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2010 and 2009” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for second quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended June 30, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$3,814	$3,745

Cost of sales	1,572	1,544

Gross profit	2,242	2,201

Gross profit margin	58.8%	58.8%

Selling, general and administrative expenses	1,292	1,296

Other (income) expense, net	2	18

Operating profit	948	887

Operating profit margin	24.9%	23.7%

Interest expense, net	14	21

Income before income taxes	934	866

Provision for income taxes	304	278

Effective tax rate	32.5%	32.1%

Net income including noncontrolling interests	630	588

Less: Net income attributable to noncontrolling interests	27	26

Net income attributable to Colgate-Palmolive Company	$603	$562

Earnings per common share
Basic	$1.21	$1.11
Diluted	$1.17	$1.07

Table 2

Colgate-Palmolive Company

Consolidated Income Statements

For the Six Months Ended June 30, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$7,643	$7,248

Cost of sales	3,133	3,034

Gross profit	4,510	4,214

Gross profit margin	59.0%	58.1%

Selling, general and administrative expenses	2,647	2,482

Other (income) expense, net	237	34

Operating profit	1,626	1,698

Operating profit margin	21.3%	23.4%

Interest expense, net	30	42

Income before income taxes	1,596	1,656

Provision for income taxes	579	532

Effective tax rate	36.3%	32.1%

Net income including noncontrolling interests	1,017	1,124

Less: Net income attributable to noncontrolling interests	57	54

Net income attributable to Colgate-Palmolive Company	$960	$1,070

Earnings per common share
Basic	$1.92	$2.11
Diluted	$1.86	$2.04

Table 3

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Six Months Ended June 30, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010			2009
	As Reported [1]	Venezuela Hyperinflationary [2]	As Adjusted Non-GAAP [1]	As Reported

Other (income) expense, net	$237	$271	$(34)	$34

Operating profit	1,626	(271)	1,897	1,698

Operating profit margin	21.3%		24.8%	23.4%

Income before income taxes	1,596	(271)	1,867	1,656

Effective tax rate	36.3%		31.0%	32.1%

Net income including noncontrolling interests	1,017	(271)	1,288	1,124

Net income attributable to Colgate-Palmolive Company	$960	$(271)	$1,231	$1,070

Earnings per common share [3]
Basic	$1.92	$(0.55)	$2.47	$2.11
Diluted	$1.86	$(0.52)	$2.38	$2.04

[1]

Includes a $46 pre-tax ($59 after-tax, $0.11 diluted earnings per share) gain related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances as a result of the currency devaluation on January 8, 2010.

[2]

Represents the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[3]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2010, December 31, 2009 and June 30, 2009

(Dollars in Millions) (Unaudited)

	June 30,	December 31,	June 30,
	2010	2009	2009

Cash and cash equivalents	$555	$600	$896
Receivables, net	1,594	1,626	1,728
Inventories	1,246	1,209	1,224
Other current assets	416	375	370
Property, plant and equipment, net	3,410	3,516	3,245
Other assets, including goodwill and intangibles	3,365	3,808	3,267
Total assets	$10,586	$11,134	$10,730

Total debt	3,373	3,182	3,802
Other current liabilities	2,913	3,238	2,806
Other non-current liabilities	1,496	1,457	1,423
Total liabilities	7,782	7,877	8,031
Total Colgate-Palmolive Company shareholders' equity	2,632	3,116	2,540
Noncontrolling interests	172	141	159
Total liabilities and shareholders’ equity	$10,586	$11,134	$10,730

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$2,764	$2,541	$2,873
Working capital % of sales	1.8%	(0.4%)	3.2%

* Marketable securities of $54, $41 and $33 as of June 30, 2010, December 31, 2009 and June 30, 2009,
respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2010 and 2009

(Dollars in Millions) (Unaudited)

	2010	2009

Operating Activities
Net income including noncontrolling interests	$1,017	$1,124
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Venezuela hyperinflationary transition charge	271	-
Restructuring, net of cash	-	(9)
Depreciation and amortization	185	172
Stock-based compensation expense	60	56
Deferred income taxes	55	34
Cash effects of changes in:
Receivables	(35)	(86)
Inventories	(85)	2
Accounts payable and other accruals	(206)	(62)
Other non-current assets and liabilities	40	(20)
Net cash provided by operations	1,302	1,211

Investing Activities
Capital expenditures	(204)	(210)
Sales of property and non-core product lines	2	12
Sales (purchases) of marketable securities and investments	(13)	(20)
Other	-	1
Net cash used in investing activities	(215)	(217)

Financing Activities
Principal payments on debt	(2,514)	(1,515)
Proceeds from issuance of debt	2,757	1,608
Dividends paid	(520)	(454)
Purchases of treasury shares	(978)	(396)
Proceeds from exercise of stock options and excess tax benefits	141	92
Net cash used in financing activities	(1,114)	(665)

Effect of exchange rate changes on Cash and cash equivalents	(18)	12
Net increase (decrease) in Cash and cash equivalents	(45)	341
Cash and cash equivalents at beginning of period	600	555
Cash and cash equivalents at end of period	$555	$896

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,302	$1,211
Less: Capital expenditures	(204)	(210)
Free cash flow before dividends	$1,098	$1,001

Income taxes paid	$621	$582

Table 6

Colgate-Palmolive Company

Segment Information

For the Three and Six Months Ended June 30, 2010 and 2009

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales
Oral, Personal and Home Care

North America	$768	$734	$1,521	$1,464
Latin America	1,055	1,050	2,061	1,961
Europe/South Pacific	770	791	1,594	1,510
Greater Asia/Africa	730	641	1,460	1,277

Total Oral, Personal and Home Care	3,323	3,216	6,636	6,212

Pet Nutrition	491	529	1,007	1,036

Total Net sales	$3,814	$3,745	$7,643	$7,248

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating profit
Oral, Personal and Home Care

North America	$227	$199	$444	$391
Latin America [2]	303	335	643	641
Europe/South Pacific	184	177	375	320
Greater Asia/Africa	189	144	378	296

Total Oral, Personal and Home Care	903	855	1,840	1,648

Pet Nutrition	134	140	275	271
Corporate [1]	(89)	(108)	(489)	(221)

Total Operating Profit	$948	$887	$1,626	$1,698

Note:

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]

Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. Corporate Operating profit for the six months ended June 30, 2010 also includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010.

[2]

Latin America Operating profit for the six months ended June 30, 2010 includes a $46 pre-tax gain related to the remeasurement of the Venezuelan balance sheet as a result of the currency devaluation on January 8, 2010. This gain was substantially offset by the impact of translating our Venezuelan financial statements at a lower exchange rate as a result of the devaluation.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Second Quarter 2010 vs 2009

June 30, 2010

(Unaudited)

			COMPONENTS OF SALES CHANGE					COMPONENTS OF SALES CHANGE
			SECOND QUARTER					SIX MONTHS

				Pricing					Pricing
	2nd Qtr			Coupons		6 Months			Coupons
	Sales	2nd Qtr		Consumer &		Sales	6 Months		Consumer &
	Change	Organic		Trade		Change	Organic		Trade
Region	As Reported	Sales Change	Volume	Incentives	Exchange	As Reported	Sales Change	Volume	Incentives	Exchange

Total Company	2.0%	3.5%	3.0%	0.5%	(1.5%)	5.5%	4.5%	4.5%	0.0%	1.0%

Europe/South Pacific	(2.5%)	(1.0%)	1.5%	(2.5%)	(1.5%)	5.5%	1.5%	4.0%	(2.5%)	4.0%

Latin America	0.5%	8.0%	1.0%	7.0%	(7.5%)	5.0%	11.0%	4.5%	6.5%	(6.0%)

Greater Asia/Africa	14.0%	10.0%	11.5%	(1.5%)	4.0%	14.5%	9.0%	10.0%	(1.0%)	5.5%

Total International	3.0%	5.5%	4.0%	1.5%	(2.5%)	8.0%	7.5%	6.0%	1.5%	0.5%

North America	4.5%	3.5%	5.0%	(1.5%)	1.0%	4.0%	2.5%	5.0%	(2.5%)	1.5%

Total CP Products	3.5%	5.0%	4.0%	1.0%	(1.5%)	7.0%	6.5%	6.0%	0.5%	0.5%

Hill's	(7.5%)	(8.0%)	(4.0%)	(4.0%)	0.5%	(3.0%)	(5.5%)	(3.0%)	(2.5%)	2.5%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291